UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2012

 ARC Wireless Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

000-18122	87-0454148
(Commission File Number)	(IRS Employer Identification No.)

6330 North Washington Street, Suite 13 Denver, Colorado	80216-1146
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   303-467-5236

Former Name or Former Address, if Changed Since Last Report:   Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jerrold H. Abrahams as Member of the Board of Directors

Effective as of February 27, 2012, Mr. Jerrold H. Abrahams has been appointed as a member of the Board of Directors of ARC Wireless Solutions, Inc. (the “Company”). Mr. Abrahams serves as a consultant to variety of businesses in the energy sector including a renewable energy private equity fund. In 1992, Mr. Abrahams joined Citi (then Smith Barney Harris Upham Inc.) where he was to enjoy a 20 year career. For the first stage of his career, Mr. Abrahams specialized in infrastructure finance and developed a specific expertise in transportation project finance and privatization. In 1998, Mr. Abrahams received the Citibank Global Customers Solution Award for his work related to the privatization of Highway 407 in Ontario, Canada. At the time, it was the largest privatization of a transportation asset in North America. In 2000, Mr. Abrahams was recruited to join a nascent financial products initiative in governmental and tax-exempt finance. Over the next eight years, Mr. Abrahams played a senior role in the creation of a $40 billion municipal interest rate swap portfolio, $15 billion reinvest book and $8.0 billion loan portfolio. Mr. Abrahams was the lead financial products banker for some of the largest and most complex transactions of the firm's practice including the New York Jets (MetLife Stadium), the Chicago Skyway and New York City. During this time, Mr. Abrahams was promoted to Managing Director and appointed to the MSD Diversity Committee.

In 2008, Mr. Abrahams was given overall responsibility of the group where he took day-to-day control of risk reduction of the legacy positions. This included the successful work-out of distressed loan and swap assets for real estate, multi-family housing, project finance, health-care and municipal credits. Mr. Abrahams was also the designated syndicate underwriter for new financial instruments created under American Reinvestment and Recovery Act (“ARRA”) including approximately $1.0 billion in tax credit Qualified School Construction Bonds (“QSCBs”) as well as the firm's WINDOWS floating rate product. Mr. Abrahams was also in charge of the successful expansion of TMC (“TheMuniCenter”) electronic trading platform to the firm's primary market underwriting business. This resulted in the first ever use of an electronic trading platform for a primary market issuance in the tax-exempt fixed income markets.

In 2011, Mr. Abrahams helped launch a renewable (e.g., solar, wind) energy practice established to take advantage of tax incentives under American Reinvestment and Recovery Act (“ARRA”). He developed and implemented a strategic plan for energy efficiency financing solutions targeted to higher education and health-care institutions. He led investment efforts for projects that utilized state tax credit incentives as well as being responsible for coordinating marketing efforts with non-commercial 3rd parties such as the Clinton Climate Initiative and Practice Green Health/Health Care without Harm organizations.

Mr. Abrahams has a Bachelors of Science in Economics from Washington University in St Louis, Missouri and a Masters of Business Administration from Columbia University, New York. Mr. Abrahams is an Adjunct Professor at the NYU Robert F. Wagner Graduate School of Public Policy.

Mr. Abrahams’ compensation for his services as a member of the Company’s Board of Directors shall be $40,000 per annum.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Wireless Solutions, Inc.
(Registrant)

Date: February 29, 2012	By:	/s/ Theodore Deinard
Name: Theodore Deinard
Title: Interim Chief Executive Officer

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